Exhibit 99.1

ARIAD Licenses Its NF-kappa-B Technology to DiscoveRx, Leading
Developer of High-Throughput Screening Assays

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 9, 2003--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced a non-exclusive worldwide license agreement with DiscoveRx Corporation that grants DiscoveRx the right to commercialize drug-discovery assay products covered by ARIAD's pioneering NF-(kappa)B patents. DiscoveRx will pay ARIAD an upfront license fee and annual license fees, as well as royalties and milestones based on drug-discovery product sales.
    In addition, pharmaceutical and biotechnology companies using the DiscoveRx NF-(kappa)B/I-(kappa)B drug-discovery products will need to enter into separate commercial R&D licenses with ARIAD, including upfront and annual license fees, product development and commercialization milestones and royalties based on sales of pharmaceutical products discovered using ARIAD's NF-(kappa)B technology. To encourage non-commercial research on NF-(kappa)B cell signaling, academic investigators are not required to obtain licenses from ARIAD.
    "By licensing our NF-(kappa)B patents to DiscoveRx, we are expanding the revenue-generating opportunities for our NF-(kappa)B cell-signaling technology. DiscoveRx will be marketing its NF-(kappa)B drug-discovery products to pharmaceutical and biotechnology companies that will require commercial R&D licenses from us," said Harvey J. Berger, chairman and chief executive officer of ARIAD.
    NF-(kappa)B can generally be thought of as a "biological switch" that can be turned on or off in cells to treat various disease conditions, such as inflammation, cancer and osteoporosis. The licensed patents are part of ARIAD's NF-(kappa)B patent portfolio awarded to the Whitehead Institute of Biomedical Research, Massachusetts Institute of Technology, and Harvard University. ARIAD has an exclusive license to these patents.
    DiscoveRx has launched a series of cell-based drug-discovery products measuring the degradation of I-(kappa)B, the inhibitor of NF-(kappa)B, after activation by TNF-(alpha), IL-1 and other agents, as well as products to screen for GPCRs, proteasome inhibitors and other biological pathways. These assays employ the DiscoveRx proprietary enzyme fragment complementation technology and are ideally suited for high-throughput screening using cell-based assays.
    ARIAD is engaged in the discovery and development of breakthrough medicines that regulate cell signaling with small molecules. The Company is developing a comprehensive approach to the treatment of cancer and is primarily focused on a series of product candidates for targeted oncology indications. ARIAD also has an exclusive license to pioneering technology and patents related to the discovery, development and use of drugs that regulate NF-(kappa)B cell-signaling activity, which has been implicated in many major diseases.
    Additional information about ARIAD can be found on the web at http://www.ariad.com.
    DiscoveRx develops and commercializes products for high throughput in vitro and in vivo drug discovery assays and detection of protein expression based on the enzyme fragment complementation technology. The objective of the company is to enable drug discovery organizations to quickly and sensitively screen novel targets in both in vitro and cell-based assay formats that are difficult to screen with current technologies. DiscoveRx has an agreement with Applied Biosystems to distribute its product line of in vitro assays. DiscoveRx also has its own direct sales force selling the drug-discovery products.
    Additional information about DiscoveRx can be found on the web at http://www.discoverx.com.

    Some of the matters discussed herein are forward-looking statements. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of ARIAD's future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied in such statements. These risks include, but are not limited to, risks and uncertainties regarding ARIAD's preclinical studies, ARIAD's ability to conduct clinical trials of its product candidates and the results of such trials, as well as risks and uncertainties relating to economic conditions, markets, products, competition, intellectual property, services and prices, key employees, future capital needs, dependence on ARIAD's collaborators and other factors. These risks are identified in ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission. The information contained in this document is believed to be current as of the date of original issue. ARIAD does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in ARIAD's expectations, except as required by law.

    CONTACT: ARIAD Pharmaceuticals, Inc.
             Tom Pearson, 610/407-9260
             or
             ARIAD Pharmaceuticals, Inc.
             Kathy Lawton, 617/621-2345